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                                                                     EXHIBIT 8.1

                         WACHTELL, LIPTON, ROSEN & KATZ

                                  LETTER HEAD

                                                                  March 26, 1996

F.N.B. Corporation
Hermitage Square
Hermitage, Pennsylvania 16148
Southwest Banks, Inc.
900 Goodlette Road
North Naples, Florida 33940

Ladies/Gentlemen:

     We have acted as special counsel to F.N.B. Corporation, a Pennsylvania corporation("FNB"), in connection with the proposed merger (the "Merger") of Southwest Affiliation Corporation ("Merger Corporation"), a Florida corporation and a wholly owned subsidiary of FNB, with and into Southwest Banks, Inc., a Florida corporation ("SBI"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of February 2, 1996 by and among FNB, Merger Corporation and SBI. At your request, in connection with the filing by FNB of the Registration Statement on Form S-4 (the "Registration Statement") in respect of the shares of FNB Common Stock to be issued in the Merger and the Proxy Statement-Prospectus of SBI and FNB, as amended through the date hereof (the "Proxy Statement-Prospctus") included as a part thereof, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of FNB and the consent of SBI, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificates of the officers of FNB and Merger Corporation and of SBI, which statements and representations we have neither investigated nor verified (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied on the accuracy and completenss of the Proxy Statement-Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Florida.
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     Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that FNB, Merger Corporation and SBI will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, the following will be all the material federal income tax consequences of the Merger:

     (i) No gain or loss will be recognized by the shareholders of SBI upon the conversion of their shares of SBI Common Stock solely into shares of FNB Common Stock pursuant to the terms of the Merger to the extent of such conversion;

     (ii) The tax basis of the shares of FNB Common Stock into which shares of SBI Common Stock are converted pursuant to the Merger will be the same as the basis of such shares of SBI Common Stock exchanged therefor;

     (iii) The holding period for shares of FNB Common Stock into which shares of SBI Common Stock are converted will include the period that such shares of SBI Common Stock were held by the holder, provided such shares were a capital asset of the holder;

     (iv) The receipt of cash in lieu of fractional shares of FNB Common Stock by a SBI shareholder will be treated as if the fractional shares are distributed as part of the exchange and then were redeemed by FNB;

     (v) No gain or loss will be recognized by FNB or SBI as a result of the Merger.

     This opinion may not be applicable to SBI shareholders who receive their SBI Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement-Prospecuts. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/  WACHTELL, LIPTON, ROSEN & KATZ